Exhibit 99.1

IT Group Holdings, Inc. Announces Revised Guidance on Estimated 2007 Revenues

Switch given BT clearance to build traffic volume

London - (Prime Newswire) - August 2, 2007 — IT Group Holdings, Inc. (OTC BB:ITGL) announced today that it has revised its guidance on estimated 2007 revenues, which we now estimate will be in the range of $28m to $30 million, which still represents a significant 2nd half-year growth.

Charlie Yiasemis, CEO and Founder of IT Group Holdings, Inc., stated: “Several factors have contributed to our revising our revenue estimates. Firstly, with the switch now fully in operation we had a further delay to obtain clearance from BT for connecting billable subscribers. This has now been cleared. Secondly, our advance capacity orders had to be adjusted over the next few months to reflect connection limitations imposed by BT over the initial few months of ramp-up and our scheduling of advance carrier deposits for the increase in new subscriber lines over our network.”

He continued, “Our business objectives remain unchanged as we strive to fill the capacity of our switch over the next 3-5 years. As a reminder, our switch can handle over 500 million minutes a month of traffic once fully loaded with E1 circuits”

About IT Group Holdings, Inc.

IT Group Holdings, Inc. (formerly Green Mountain Capital, Inc.) trades through its wholly owned UK subsidiary Internet Telecommunications Plc (IT). IT is a leading provider of telecommunications services in the UK. IT Group Holdings is now established as a wholesale carrier-operator supplying service providers and businesses with low-cost telecommunications lines as well as competitive and high-quality telephone call services including voice, data, value-added services such as SMS, and carrier services such as Voice-over-Internet Protocol (VoIP).

Forward-Looking Statements

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements

Investor Relations Contact

Contact Information:
Corporate contact:	Investor Relations contact:
IT Group Holdings Inc	RedChip Companies, Inc.
c/o Internet Telecommunications Plc	Robert Rehse
Info@itplc.com	Phone: +1-800-733-2447 - ext. 111
www.itwlr.com	1-800 REDCHIP (733-2447)
www.redchip.com